THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call EVENT DATE/TIME: NOVEMBER 20, 2015 / 1:30PM GMT OVERVIEW: Co. reported 3Q15 net sales of $879m and adjusted non-GAAP net income per diluted share of $0.48. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

CORPORATE PARTICIPANTS

Brian Logan *Abercrombie & Fitch Co. - VP, Finance & Controller*

Arthur Martinez *Abercrombie & Fitch Co. - Executive Chairman*

Jonathan Ramsden *Abercrombie & Fitch Co. - COO*

Joanne Crevoiserat *Abercrombie & Fitch Co. - EVP & CFO*

Fran Horowitz *Abercrombie & Fitch Co. - President, Hollister*

Christos Angelides *Abercrombie & Fitch Co. - President, A&F and abercrombie kids*

CONFERENCE CALL PARTICIPANTS

Matthew Boss *JPMorgan - Analyst*

John Morris *BMO Capital Markets - Analyst*

Neely Tamminga *Piper Jaffray - Analyst*

Betty Chen *Mizuho Securities - Analyst*

Gene Vladimirov *Nomura Securities - Analyst*

Kimberly Greenberger *Morgan Stanley - Analyst*

Janet Kloppenburg *JJK Research - Analyst*

Susan Anderson *FBR Capital Markets & Co. - Analyst*

Marni Shapiro *The Retail Tracker - Analyst*

Brian Tunick *RBC Capital Markets - Analyst*

Richard Jaffe *Stifel Nicolaus - Analyst*

Paul Lejuez *Citi - Analyst*

Oliver Chen *Cowen and Company - Analyst*

Lorraine Hutchinson *BofA Merrill Lynch - Analyst*

PRESENTATION

Operator

Good day and welcome to the Abercrombie & Fitch third-quarter fiscal year 2015 earnings call. Today's conference is being recorded. (Operator Instructions)

At this time, I would like to turn the conference over to Brian Logan. Mr. Logan, please go ahead.

Brian Logan - *Abercrombie & Fitch Co. - VP, Finance & Controller*

Good morning and welcome to our third-quarter earnings call. Earlier this morning we released our third-quarter sales and earnings, income statement, balance sheet, store opening and closing summary, and an updated financial history. Please feel free to reference these materials, which are available on our website.

2

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

THOMSON REUTERS

Also available on our website is an investor presentation, which we will be referring to in our comments during this call. Today's earnings call is being recorded and the replay maybe accessed through the internet at Abercrombie.com under the investors section. The call is scheduled for one hour. Joining me today are Arthur Martinez, Executive Chairman; Jonathan Ramsden, Chief Operating Officer; Joanne Crevoiserat, Chief Financial Officer; Fran Horowitz, Brand President of Hollister; and Christos Angelides, Brand President of A&F and abercrombie kids. After our prepared remarks we will be available to take your questions for as long as time permits. Before we begin I remind you that any forward-looking statements we make today are subject to the safe harbor statement found in our SEC filings. With that I hand the call over to Arthur for some opening remarks. Arthur Martinez - Abercrombie & Fitch Co. - Executive Chairman Thank you, Brian, and good morning, everyone. Again, thank you for being with us this morning. Our third-quarter sales and adjusted operating income exceeded expectations coming into the quarter. A number of key metrics turned positive during the quarter, including comparable sales for our Hollister brand and across both our international businesses. This provides the strongest validation yet that our initiatives are taking hold and we are on the right course. In addition, we delivered substantial improvement in our gross margin rate, which resulted in meaningful adjusted operating income growth over last year on a constant currency basis. While there was a benefit from a lower tax rate, the majority of our earnings improvement came from quality growth, resulting from improvements in our sales performance and efficiencies throughout our business. We recognize that we still have much to achieve, particularly in our journey to improve the performance of the Abercrombie brand and, more generally, to drive more robust traffic to our stores and our website. While conversion has been strong, traffic has been challenging. We remain intensely focused on continuing to execute against our strategic initiatives to deliver a compelling customer-focused shopping experience and assortments based on clearly-defined brand positions. We are pleased with our progress, but remain cautious as we move into the fourth quarter given the mixed signals that are coming from the sector. Regardless, we are confident that the work we are doing will continue to provide the foundation for long-term growth and profitability. Now let me hand it over to Jonathan to provide an update on our strategic initiatives. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Thanks, Arthur, and good morning, everyone. As Arthur mentioned, our results for the quarter validate that we are on track with our ongoing efforts to turn around our business. Many key indicators turned positive during the quarter and we delivered meaningful adjusted EBIT growth on a constant currency basis for the second consecutive quarter. Of particular note, our European business comped positively for the first time since 2011, with most of our individual stores comping positively. And while the ever-important holiday season is still ahead of us, we are confident that our strategies will support continued progress. With regard to our strategic initiatives, I am just going to give a brief update on a few items today, since we expect to provide a more comprehensive update at the end of the year along with our outlook for 2016. Beginning with customer centricity, we continue to be very pleased with the strong performance of our remodeled Hollister stores. We now have 13 remodeled stores and the group continues to post strong results relative to the control group. In addition, we opened our first two new A&F prototype stores during the quarter and will read the results carefully as we look to expand this concept to more stores. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

On the digital side, we are very pleased with the results from the investments we have made in mobile, which now accounts for approximately 60% of all online traffic and is posting double-digit increases in conversion year over year. We now have close to 3 million cumulative downloads of our mobile apps, and in our ongoing efforts to support the shift to mobile we recently released upgraded iOS and android apps which are getting strong user ratings. In addition, our omnichannel investments are delivering strong returns with order in store contributing significantly to our e-com growth. We look forward to rolling out the capabilities beyond the US and we started in the UK in the third quarter with the launch of Click and Collect in all of our stores there. With regard to e-commerce in general, we continue to see strong growth in China, where we once again did very well on Singles Day generating nearly $2 million in sales. A year into our localization efforts there, we are pleased with the return on our investments driven by both increased traffic and conversion. Looking forward, we will add mobile enhancements in China in 2016, reflecting the already strong mobile penetration in the market. Moving on to our efforts to expand our brand presence, we opened nine full-price stores during the quarter, including our fourth A&F and 12th Hollister stores in China and our fourth Hollister store in Hong Kong. We also opened four new A&F outlet stores in the US during the quarter, which brings us to about 30 new or converted stores with MFO merchandise, mostly A&F. Outlet stores with MFO merchandise continue to perform well with strong four-wall margins. In early 2016, we plan to convert approximately an additional 10 Hollister Outlet stores from liquidation to MFO. Finally, our wholesale business, while still small, continues to grow and is on track to hit our target of $6 million in margin contribution this year. And our licensing business has now expanded to include Fierce in select duty-free locations in the US. Across many areas of our business we see the strategic choices we have made paying off, and as we see a return to health in the core of the business, we have a strong platform to leverage this improved performance. In sum, our results for the quarter reflect good progress on several fronts and give us confidence that the steps we are taking are the right ones. That progress is the result of the efforts of our talented and dedicated associates across the business, and I would like to take this opportunity to thank them all for their efforts. With that, I will hand it over to Joanne to review the third-quarter results. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Thanks, Jonathan, and good morning, everyone. After recapping our third-quarter results, I will provide an update on our outlook for the fourth quarter. In the third quarter, as both Arthur and Jonathan mentioned earlier, continued improvement in the comp sales trend, coupled with a higher gross margin rate, resulted in significant growth in adjusted operating income over last year on a constant currency basis. Net sales for the quarter were $879 million, approximately flat to last year on an FX-neutral basis. Changes in foreign currency exchange rates adversely impacted sales by approximately 4 percentage points, or $33 million. Total comp sales were down 1% for the quarter. On a sequential basis, comp sales trends improved broadly from the second quarter, particularly in Hollister and internationally where they turned positive for the quarter. As shown on page 5 of our investor presentation, by brand comp sales were down 5% for Abercrombie and up 3% for Hollister. By category, we continued to see significant comp sales trend improvement in the tops business, particularly within female tops, where comps were strongly positive. And while overall male business lagged female, we saw continued strength in jeans in both genders during the quarter with positive comps across all brands. By geography, comp sales were down 3% in the US and up 1% in international markets. We continued to see considerable improvement in international markets with comps turned positive for the quarter in Europe, driven by conversion with strong customer response to our assortment and pricing adjustments. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Across brands the direct-to-consumer and omnichannel business for the quarter accounted for approximately 21% of total sales, with growth over last year in both our US and international businesses on a constant currency basis. Excluded from our results for the quarter were net pretax charges of $10 million compared to $20 million last year, which are detailed on page 4 of our investor presentation. For the quarter this included $12 million in store asset impairment charges, primarily related to the A&F flagship store in Hong Kong, which has experienced a significant drop in Chinese tourist traffic. This was partially offset by a benefit of $3 million from higher-than-expected recovery on the first-quarter inventory write-down. Adjusted non-GAAP gross margin for the quarter was 63.4%, 120 basis points higher than last year on a reported basis and 210 basis points higher on a constant currency basis. The increase in adjusted gross margin reflected the benefit of lower average unit costs, coupled with higher average unit retail primarily in the US, driven by higher full-price selling and less promotional activity. AUR in international markets was approximately flat on a constant currency basis with higher conversion and full-price selling offsetting price investments in those markets. On an adjusted non-GAAP basis, stores and distribution expense decreased $19 million from last year as the result of benefits from foreign currency as well as expense reduction efforts, partially offset by higher direct-to-consumer expense. On adjusted non-GAAP basis, marketing, general, and administrative expense for the quarter increased $14 million from last year, primarily due to higher compensation-related expenses including the restoration of an accrual for incentive compensation. As previously mentioned, adjusted non-GAAP operating income was above last year on a constant currency basis. The effective tax rate for the third quarter was a benefit of 16%. Excluding certain items, the adjusted non-GAAP effective tax rate for the quarter was an expense of 28%. Both the effective tax rate and the adjusted non-GAAP effective tax rate reflect benefits related to a change in the estimated annual effective tax rate. In addition, the effective tax rate and the adjusted non-GAAP effective tax rate reflect discrete benefit of $10 million and $8 million, respectively, related to the release of a valuation allowance and other discrete tax items. Including these adjustments, for the full year we expect the non-GAAP adjusted effective tax rate to be in the mid to upper 30%s. For the quarter we reported adjusted non-GAAP net income per diluted share of $0.48 compared to $0.42 last year. And as I mentioned a moment ago, our results for the quarter included discrete tax benefits of $8 million, or approximately $0.11 per share. In addition, our results reflect year-over-year adverse effects from FX of approximately $0.13. Turning to the balance sheet, we ended the quarter with $406 million in cash and cash equivalents and gross borrowings outstanding of $297 million, compared to $321 million in cash and cash equivalents and $330 million in borrowing last year. During the quarter we repurchased 2.5 million shares at an aggregate cost of $50 million. We also ended the quarter with total inventory down 3% versus last year, which included a significant increase in inventory in transit due to a floorset shift. Excluding in-transit, inventory was down 10%. Details of our store openings for the quarter are included on page 9 of the investor presentation. At the end of quarter we operated 790 stores in the US and 175 stores in Canada, Europe, Asia, and the Middle East. With regard to our outlook for the fourth quarter, we expect comp sales to be approximately flat; continued adverse effects from foreign currency exchange rates; gross margin rate to be approximately flat to last year on a constant currency basis as we begin to anniversary average unit cost reductions from a year ago; operating expense dollars to be approximately flat to last year after absorbing a provision for the restoration of incentive compensation; and a weighted average diluted share count of approximately 68 million shares, excluding the effect of potential share buybacks. In addition, we expect the full-year adjusted effective tax rate to be in the mid to upper 30%s including the benefits related to the valuation allowance release and other discrete tax items recognized through the third quarter. On a going forward basis, we expect the annual effective tax rate to be in the upper 30%s. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Potential charges related to impairment and store closings, our strategic initiatives, and related tax effects are excluded from our outlook for the rest of the year. We also continue to expect capital expenditures for the full year of approximately $150 million. In addition to the 23 new stores we have opened year-to-date, we expect to open eight new stores in the fourth quarter, including six international stores and two North American stores. In addition, we continue to expect to close approximately 60 stores in the US during 2015 through natural lease expirations. I'll now hand it over to Fran and Christos to provide more color around brand performance and strategic initiatives. Fran? Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister Thank you, Joanne, and good morning, everyone. I would first like to thank the Hollister team, both on-campus and in our stores around the world, for their continued dedication, effort, and optimism. We are encouraged by continued improvement in our results. As Joanne noted, we achieved continued sequential comp improvements and a return to positive comps in the third quarter. By geography, we delivered positive comps in each of our key volume regions of the US, Europe, and China. In the US, we are particularly pleased that our comp sales were largely driven by higher AUR, as we continued to reduce our reliance on promotional frequency and depth and continued to benefit from lower levels of clearance inventory. In Europe, we returned to positive comps overall with positive comps in nearly every country. Consistent with last quarter, we continue to see strong conversion driven by our improved assortment and updated pricing architecture. In China, we continued to see comp sales growth. By category, our performance was driven by continued sequential improvement in our assortments for both genders with the largest improvement coming from our girl's tops business. We saw particular strength in our knits business and achieved positive comps across all girl's tops categories. Our girl's denim business remains solid as well. On the guy's side, we achieved modest sequential comp improvement from the second quarter. Our denim and other long bottom businesses remained strong, complemented by a strong sweater and fleece business. Across all categories we are seeing the benefits of the improvements we have implemented around the design, assortment, and buying process. With our back-to-school floorset the customer response to the steps we took to deliver a more thoughtful, on-brand, and balanced assortment. This was evidenced by strong conversion and higher regular price sell-through and resulted in substantial gross margin dollar growth. We also continue to make progress during the quarter on our other strategic initiatives. From a customer messaging perspective, we continue to work with our key social media partners to drive innovation. During the quarter, we partnered with Snapchat to become the first retailer to offer a sponsored geofilter in 19,000 high schools across the US and Canada. We are committed to continuing to find new, innovative ways to engage with our customers. We continue to pilot a loyalty program in several markets across the country with a US rollout planned for 2016. We remodeled eight additional stores during the quarter, five in the US and three in Europe, all of which reopened with a fully-redesigned interior and storefront. We are happy with the initial results, and as Jonathan said, we continue to assess the performance of these stores, which will factor into the rollout plan we are developing for next year. Finally, we continue to strengthen our organization by putting the right people and processes in place to support our continued progress and growth. To close, we continued to make progress in Q3. We have plenty of work to do, but I am confident that we are putting the right people and processes in place to build our business around our customer and a strong, modern brand identity. I will now hand it over to Christos. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Christos Angelides - Abercrombie & Fitch Co. - President, A&F and abercrombie kids Thank you, Fran. Good morning, everyone. Although comp sales declined in the third quarter versus last year, we did deliver continued sequential comp improvement in the Abercrombie brands. The sequential improvement in the adult business was driven by women's and in the kid's business it was driven by boy's. A&F men's underperformed, where we need to do more work to further evolve the assortment and concentrate on newly-designed exciting products. Geographically, we achieved sequential improvement across all three regions of the US, Europe, and Asia. Throughout the quarter we also made progress on reducing our overall discounted ticket across all channels, while still ensuring it remained competitive in a highly-promotional environment. As a result, our margin dollar improvement outpaced the sales improvement for the quarter. During the quarter, we continued to make progress on our strategic initiatives, including increasing our focus on the customer experience. We now have opened a small number of new prototype stores during the quarter that offer improved lighting, an open shopping experience, and a format that allows our store associates to engage with more of our customers. We also continued to enhance our store operating model with programs designed to increase the depth of our associates' product knowledge and support higher levels of autonomy and decision-making within the stores. These initiatives provide further opportunities for the field associates to engage with customers and make decisions that derive from that engagement. Regarding brand reach, we've expanded our wholesale partnerships, launching a small collection of both adult and kids products with next in the UK in early August. Results have been promising. In addition, we executed the rollout of extended sizes for younger ages in our kids business. The entire online assortment and half of the kid's in-store assortment is now available in sizes for children ages three to six. We are encouraged by the results and we will expand this as we move through the fourth quarter. We also featured a select assortment of kid's products on the adult website during the quarter. Results have been positive in both new customer acquisitions and average transaction values. We are also continuing the expansion of kid's stores within the adult space and have opened 13 new locations since early October. Finally, I am pleased to welcome Kristina Szasz as our head designer for women's. She brings nearly 20 years of industry experience to the brand, most recently as design director for denim at Karl Lagerfeld and Tommy Hilfiger at PVH in Europe. We are already seeing the impact of her passion, energy, and enthusiasm within the teams. Indeed, I have been impressed by the attitude and response of all members of the team while we go through this repositioning phase. In closing, while progress has been slower than we had hoped, we believe that the actions we are taking will drive continued sequential sales improvement in the fourth quarter. With that I will turn the call over to Brian. Brian Logan - Abercrombie & Fitch Co. - VP, Finance & Controller Thanks, Christos. This now concludes our prepared comments. We will be happy to take your questions. Thank you. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions) Matthew Boss, JPMorgan. Matthew Boss - JPMorgan - Analyst A question for you. As we break down the operating expenses, you pulled out about $400 million from the base the past two years. So as we think about the return to positive comps here, what's the best way to think about potential acceleration of OpEx, any potential buckets of reinvestment to drive the business and the top-line go-forward? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Hi, Matt; this is Joanne. In terms of OpEx, we are dedicated to continuing to find efficiency and productivity improvements in the Company. We do believe we have continued opportunities to drive efficiency. The outlook that we provided for Q4, the big drivers of flat dollars on flat sales outlook on comp sales line, are really investments in DTC offset with some continued benefits from FX rates. Within and underneath that there are some investments we continue to make in marketing and, as I said, in DTC and we have found savings to offset those. We will continue to look for productivity improvements as we move forward, but we don't typically comment on those until they are more certain. But we have an effort here in continuous profit improvement that will be ongoing and deliver benefits, we believe, into next year and beyond. Matthew Boss - JPMorgan - Analyst Great. I just had a quick housekeeping follow-up. As we breakdown the fourth-quarter gross margin guide, what would be the puts and takes in terms of AUR, AUC, and FX? And then, just larger picture, what kind of promotional backdrop do you have embedded into the forecast? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO You hit on the three moving parts in fourth-quarter margin outlook. We are lapping the decreases that began last year in AUC, so we don't see that as a benefit in Q4 as we've seen for the previous three quarters this year. And as it relates to FX, although FX at our current estimates will be abating somewhat in the fourth quarter, we also had benefits from hedging last year that we won't be anniversarying to the same degree. So all-in we expect the FX headwinds to continue to be pretty consistent to what we've seen for the balance earlier this year. In terms of AUR, I think we're -- our outlook includes a realistic expectation for AUR growth given what is shaping up to be a potentially challenging and promotional fourth quarter. Matthew Boss - JPMorgan - Analyst Great, best of luck. Nice quarter. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Operator John Morris, BMO Capital Markets. John Morris - BMO Capital Markets - Analyst Thanks. Congratulations, everybody, on some real nice improvement. I think my first question is picking up on the commentary about -- I think this is for Christos -- the commentary about giving higher levels of autonomy and decision-making in the stores, which I think is interesting. Can you give us a little bit more color on that? Are you going so far in terms of the autonomy extending to product, product positioning, and/or in-store markdowns, or anything along those lines? Could you be considering extending some of that autonomy to the Hollister division as well, if not already? And then my quick follow-up is the plan for marketing changes next year, given the improvement that you are seeing, what are you thinking about in terms of marketing for next year? Could you be putting even a little bit more spend behind that in terms of the marketing positioning, etc.? Thanks. Christos Angelides - Abercrombie & Fitch Co. - President, A&F and abercrombie kids It's Christos. In terms of high level of autonomy, it primarily revolves around the store associate's ability to move product placements in-store. So putting product in positions that we know customers find favorable; best sellers nearer the front of the store, for example, or items that we feel are going to sell very strong in accessible locations. But it also allows associates to change their staffing model up or down, manage queues, and manage the fit rooms. Perhaps more importantly, it means that the associates are motivated to engage with customers. The impacts of that happening in Abercrombie are primarily the same in Hollister as well. John Morris - BMO Capital Markets - Analyst Great. And on the marketing? Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister John, it's Fran. We initiated the same at Hollister. Obviously at the beginning of this year we spoke about putting the customer at the center of everything that we do, and our store initiatives really support that. In addition, we talked earlier about a new incentive plan that we've instituted that has been successful for the associates to really help them understand what is important in their business and the KPIs that drive their business. So for both brands it has been a successful initiative. Jonathan Ramsden - Abercrombie & Fitch Co. - COO On the last piece, it's too early to comment on specific marketing expenditure plans or marketing plans more generally for 2016. We're continuing to work through the brand positioning project. We expect to conclude that in the relatively near future and we do think that is going to be a very important component of driving engagement and traffic back into the stores. But it's too early to say exactly how we will communicate that positioning, but that will be an important part of our plans going forward. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

John Morris - BMO Capital Markets - Analyst Thanks, Jonathan. Good luck, everybody, for holiday. Operator Neely Tamminga, Piper Jaffray. Neely Tamminga - Piper Jaffray - Analyst Great, good morning. Congratulations to the whole team. So a couple questions here from us on the holidays. We've noticed in your right in front of the cash rack at Abercrombie you've been bringing in holiday it looks like a little bit earlier this year versus last year. Can you speak to some of the plans there? Are you feeling like you actually have enough inventory for holiday based on what we are seeing? And then, Fran, very specifically on denim, we've noticed that you guys have migrated from $25 denim up to BOGO $50, which seems to take the out-the-door pricing up higher. Would we see this potentially go back down to $25 around Black Friday? Any sort of Black Friday plans you could offer for us would be helpful as we navigate it. Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Neely, I will take the first part. Across the business, We did set a little bit earlier for Christmas this year across both brands; that's just part of the normal cycle of reviewing floor set dates. So you would have seen that in the stores. With regard to the second part of your question, yes, we feel we have appropriate levels of inventory coming into the fourth quarter. I will let Fran take the denim question. Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister On the denim piece for Q3 we did navigate between $25 jeans and BOGO jeans as part of our strategy, which we will continue to do throughout the quarter for Q4. Jonathan Ramsden - Abercrombie & Fitch Co. - COO And I think on the last part, we never give forward-looking commentary on our promotional plans. Neely Tamminga - Piper Jaffray - Analyst All right, we will be in the stores. Best wishes out there. Thanks. Operator Betty Chen, Mizuho Securities. 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Betty Chen - Mizuho Securities - Analyst I was wondering if you can talk a little bit about what are some of the opportunities for both brands going to holiday season. I know, Fran, you've cited some nice improvements in many of the product categories; knit, denim remain strong. Are there some other opportunities that you feel like are pretty significant callouts year over year? And same thing at the adult A&F brand, Christos. Can we potentially see the men's business start to evolve in the fourth quarter or is that more of 2016? And any sort of the big callouts for women's [opportunities would help, too]. Thanks. Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister Betty, it's Fran. As far as Hollister is concerned, yes, we certainly have seen some very significant improvement, particularly in our girl's tops area consecutively the last few quarters, as well as having a strong denim business, as you mentioned. As we are going to Q4, we believe we will continue to see improvements. Christos Angelides - Abercrombie & Fitch Co. - President, A&F and abercrombie kids In terms of Abercrombie, Betty, I think our Christmas gifting is going to be very important as we go into Christmas and also our sleep collection. Seeing very good initial signs from that area. In terms of the men's in the fourth quarter, I think we will see an improvement but actually the significant change I expect will come in 2016. You may recall we appointed Aaron Levine as the new men's design lead and his collection will start to come in in the new year. I've been very impressed with some of the first ideas I've seen. Betty Chen - Mizuho Securities - Analyst Then can I just follow up in terms of weather? Some other retailers have called out weather being uncooperative so far in the season. How do you feel about your positioning in some of the thicker-weighted items like sweaters and outerwear? I know inventory was clean coming into the quarter, but just curious on some of the cold-weather items. Christos Angelides - Abercrombie & Fitch Co. - President, A&F and abercrombie kids Sort of disappointing, isn't it, when weather doesn't cooperate? Really annoying. (laughter) We are managing -- every week, weather-dependent, there are issues and it's our job to manage those issues. It's not something we talk about on a day-to-day basis, to be honest with you. Our job is to manage all of those conditions. So, yes, we have outerwear; we've got sweaters. In some areas it's light, in some areas it's heavy, but we will have proposals to get through those. Betty Chen - Mizuho Securities - Analyst Great. Congrats on a nice quarter. Best of luck for the holidays. Operator Simeon Siegel, Nomura Securities. 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Gene Vladimirov - Nomura Securities - Analyst This is Gene Vladimirov on for Simeon. Congrats on a strong quarter. Can you give us any color on what drove the positive comp internationally and any divergence you may have seen in the trends between Europe and China? And then maybe how you think about the opportunities there going forward? Jonathan Ramsden - Abercrombie & Fitch Co. - COO Sure, Gene. I would say it was a broad-based sequential improvement across the international business, across brands, and across channels that we saw, stores and e-com. We gave a couple of data points earlier on. I think if you break it down a little further, we saw strong conversion improvement. The biggest driver of it, which we view very positively, is a reaction to the product and pricing, particularly in Europe. But it was fairly broad-based; there were some countries that were outliers, but overall the improvement was broad-based from the prior quarter. Gene Vladimirov - Nomura Securities - Analyst Then a quick follow-up. Just wondering if we can get some color on the wholesale business, like how big do you see that getting over time and how broad a distribution would you like to see there. Jonathan Ramsden - Abercrombie & Fitch Co. - COO It's early days for us on wholesale. We've got these relationships in place today with Next and ASOS, predominantly the UK, although ASOS does serve an international customer outside the UK as well. As we said in the prepared remarks, we are pleased with the progress we've made, its too early to say how significantly that could ramp up over time, but we are certainly happy with what we've seen so far. Gene Vladimirov - Nomura Securities - Analyst Great, thanks. Good luck for holiday. Operator Kimberly Greenberger, Morgan Stanley. Kimberly Greenberger - Morgan Stanley - Analyst Thank you so much. I want to dive a little bit into the average unit cost savings. It sounded like you expect the AUC savings to diminish I guess after the fourth quarter, and I'm wondering if you are thinking about any potential savings in cotton in 2016. Then just a clarification for Joanne. I think payables rose about $106 million year over year, but your inventory fell $16 million, so we were just wondering what the cause of the divergence is. Thanks so much. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO On AUC savings, Kimberly, we have been working to reduce AUC really with product reengineering and have seen the benefit of that for about the past four quarters. We began seeing the benefits in fourth quarter last year. Our outlook takes into account that we're going to be lapping those savings, so we don't expect to see the same AUC savings that we've experienced year-to-date as we come back around. As we move forward, certainly raw material prices are a function of the equation in AUC moving forward. We are also looking at investing back into the product in certain cases, and we will do that on a case-by-case basis where we believe we can get paid for it in terms of AUR growth. In terms of payables, we did make an adjustment in our terms. We have offered supply chain financing for our suppliers to take advantage of and also adjusted our payables terms. In addition, we mentioned the in transit increase year over year related to the floorset shift and that also factored into our payables balance being higher this year. Kimberly Greenberger - Morgan Stanley - Analyst Thank you. Operator Janet Kloppenburg, JJK Research. Janet Kloppenburg - JJK Research - Analyst Congratulations on a nice quarter. Just a couple of questions. You had said that you felt that your fourth-quarter assortments, or your holiday assortments, were really where we should see some major change. You were encouraged about the improvement there. So I'm wondering if you could talk to any improvement you might have seen when those assortments hit the stores in October, maybe give us some idea of how comps trended during the quarter. On the gross margin guidance, you are up against a pretty -- significantly easier comparisons in the fourth quarter than you were in the third quarter. I know the AUC obstacle, but I'm wondering if that just reflects the fact that there's a lot of inventory on hand at your competitors and you're worried about promotional activity or if your promotional plans may be different. If you could help us with understanding that, that would help a lot. Also, Joanne, if you could give us an idea on your outlook for gross margin for the year now. How should that come out? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Janet, good morning. I will take the first part and then Joanne will take the other part. In terms of improvements in assortment, we typically don't comment on the cadence within a particular quarter. I think we're continuing to make improvements and refinements to the product and we have a level of confidence that we're going to continue to see a return from that. But we can't really comment more specifically than that. 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO In terms of margin guidance, I think I spoke to earlier the moving parts that are impacting our guidance. I think the fourth-quarter margin rates reflect, and our outlook reflects, as I said, lapping the AUC increases from a year ago. We do continue to expect FX headwinds. And to your point, we expect that the fourth quarter will be challenging, given some of the commentary we've heard in the sector, some of the inventory levels across the sector. We do feel good about our inventory position, as Jonathan mentioned earlier going into the quarter, but we know the fourth quarter is always a very competitive quarter and that is what our outlook reflects. Janet Kloppenburg - JJK Research - Analyst But FX will be less pressure than in the third quarter, is that correct, Joanne? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO No, we do see the -- based on what we know today, obviously, and what we can see today in terms of currency exchange rates, we do see it abating somewhat as we start to lap the beginning of the big declines from a year ago, Janet. But we do have hedging benefits that we're up against from last year that we won't be able to anniversary to the same degree. So all-in the FX headwinds we see as pretty consistent as what we've seen for the balance of the year. Janet Kloppenburg - JJK Research - Analyst Okay. Best of luck for a good holiday. Thank you. Operator Susan Anderson, FBR. Susan Anderson - FBR Capital Markets & Co. - Analyst Good morning, thanks for taking my question. I was wondering if you could talk about the logo business, maybe the performance that you are seeing in the US and international now that you have brought it back. Was there any impact at all since you are now cycling the exit last year but yet you brought it back? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO What was the second part of the question? I'll kick it off -- we didn't bring logo back. We brought it down to a level that we thought was appropriate in our assortments, and what we have said is logo will continue to have a place in our assortments. We did see improvement across the tops business in general, particularly in female tops. Logo was a part of that, but improvement that we saw was very broad-based. And on a go-forward basis we are reviewing and evaluating the logo business as we would any other part of our business. I will turn over to Fran for any -- or Christos. 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister Sure. Just to echo what Joanne said, logo is a piece of our business. We are currently figuring out to what degree it is important, but the customer has voted continuously that they do want logo, both in the US and internationally. As we move forward, we will figure out the appropriate levels but it will be a part of our business. Susan Anderson - FBR Capital Markets & Co. - Analyst Got it. That's helpful. Christos Angelides - Abercrombie & Fitch Co. - President, A&F and abercrombie kids Susan, just quickly from an Abercrombie point of view, I think it's very encouraging that customers are happy to buy product that have got the logo of both brands on the front of it. I think it's a very positive message. Susan Anderson - FBR Capital Markets & Co. - Analyst Great, that's good news. Just one follow-up on the weather question. Is that what is adding your cautiousness around fourth quarter? Is it more just the promotional environment out there? Then maybe if you could just give a little bit more color on how your trends are quarter to date, if it has been impacted by weather. But it seems like from your comp guidance you feel pretty good about the sequential improvement. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO I wouldn't say that our outlook is specifically related to weather. We believe that it is realistic. Our outlook for fourth quarter is fairly consistent with where we were in August when we provided an outlook for the back half. We have a lot more data points at this point, including both our performance in the third quarter as well as what we're hearing from competitors, and at this point we don't see any reason to be any more bullish on Q4. Susan Anderson - FBR Capital Markets & Co. - Analyst Great, that's helpful. Thank you. Good luck next quarter. Operator Marni Shapiro, The Retail Tracker. Marni Shapiro - The Retail Tracker - Analyst Thanks, guys. Congratulations. And, Fran, I'm so excited about the geo tag at Snapchat. It's my favorite mode of communication. It is, it's so efficient. Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister I'm glad you're enjoying it. 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Marni Shapiro - The Retail Tracker - Analyst I have a question about what I'm seeing online and in stores. I spend a lot of time online and a lot of time in stores, and it's very easy to navigate online and find what's new and see what's new. And sometimes you arrive in the stores, both at Abercrombie and at Hollister, and it's not so easy to find the merchandise. And it's not saying that it's specifically online-only goods. I'm curious: is this selling out too quickly in the stores? Is there a way to better connect those dots, or are these things that haven't hit the stores yet or will never -- actually will never hit the stores? Jonathan Ramsden - Abercrombie & Fitch Co. - COO Marni, I'm not sure what you're referring to in terms of --. Are you saying it's difficult to locate online-only goods in stores? Is that what you are (multiple speakers)? Marni Shapiro - The Retail Tracker - Analyst No, no, no. This isn't merchandise that is online-only, so it's -- if you shop like a customer and I go online and I will look for things and I'll create lists to go into stores to look for as a customer would. It's been very difficult at your stores over the last couple of months to find these things. And I'm curious, are they not in these stores? Are they sold out? Is it the way the stores are merchandised? I guess the point is: is there a better way to close the loop. If mobile traffic is up so strong; we know she's shopping at home online, isn't the dream to get her into the stores to buy it? But she has to be able to find it. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Marni, I think overall there's no generic -- without knowing the specific stores you've got into it's hard to comment on exactly what you've seen. But there's no generic reason why you should be seeing less availability in-store than online of current merchandise. Obviously we do now have pretty good omnichannel capabilities, so if you're looking for a particular item that's not in-store, we do have order-in-store enabled in pretty much in all of our US stores at this point. But maybe we could follow up with you offline about the specific stores you went to and understand that point a little better, because I don't think we're clear on why you would be seeing that. Marni Shapiro - The Retail Tracker - Analyst Right, maybe it is something to follow up offline. To me, it becomes a bit of a disappointment when you come into the stores as a customer and you can't manage to find everything you are looking for. If I could just flip to one other quick question then, if you wouldn't mind. The little kids in the Abercrombie stores, is this helping to drive traffic as well as sales? Christos Angelides - Abercrombie & Fitch Co. - President, A&F and abercrombie kids It is, although it is mixed across several stores that we have. But, in general terms, it is helping to bring into the stores a new customer. I think they're lapsed customers and, in general terms, it is helping to drive the sales, yes. 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Marni Shapiro - The Retail Tracker - Analyst Fantastic, great. And I will follow up with you guys offline. Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister Yes, that would be great. Thank you. Marni Shapiro - The Retail Tracker - Analyst Best of luck for the holidays. Operator Brian Tunick, Royal Bank of Canada. Brian Tunick - RBC Capital Markets - Analyst Thanks. Good morning, everyone. I guess two questions, one on the international price adjustments. Have they been rolled out now to all the countries? And were you guys pleased with the four-wall margins or dollars you got from the sales improvement? Did that help offset the AUR declines on the international side? Then the second question. I think on the balance sheet; did we see you guys bought back some stock here in the quarter? Just remind us what your philosophy is there on minimum cash and what are you thinking about for the balance sheet and inventories as we end the year. Thanks very much. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Brian, on the international price adjustments, we did roll that out broadly with the back-to-school floorset, so at the end of Q2. It impacted all of Q3. We are pleased with the customer response to those adjustments, both the pricing adjustments and our assortments. As we mentioned our comments, we saw benefit in conversion and return to positive comps in our international business, so we believe that those are -- were well received by the customer. We also mentioned that AUR, on a constant currency basis, is essentially flat in our international markets in the third quarter, which -- with higher full-price selling and mix of business offsetting those price declines. So we are happy with the four-wall margin. Obviously with a flat AUR we were pleased with the margin performance in the international markets overall. As it relates to the balance sheet, we did repurchase shares. Our capital allocation strategies have not changed. Our first priority is to invest in our business in projects that provide the highest risk-adjusted return and then beyond that return excess cash to shareholders through dividend and share repurchase. We make our share repurchase decisions on a quarterly basis based on our liquidity outlook as well as valuation in the market, so we did repurchase shares in the third quarter. As it relates to forward view(on what) our cash targets are; we believe having about $300 million to $350 million in cash on the balance sheet provides the cushion that we need to operate our business. And then from an inventory perspective, we continue to expect inventories to be down as we move through the fourth quarter. 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Brian Tunick - RBC Capital Markets - Analyst If I could just throw in one more. On the store closing side, obviously Hollister looks like it's stabilizing here. Has your perspective at all changed on what the right size of the Hollister fleet should be, or how many stores come up for Hollister renewals in the next two or three years? Jonathan Ramsden - Abercrombie & Fitch Co. - COO Brian, we still have a very high percentage of our leases up for renewal in the next two or three years, so we have a lot of flexibility. I would say at this point our view has not changed. We've indicated 60 closures across brands this year or something in that order of magnitude, and likely continuing at that pace for the next couple of years. But obviously we continue to review that as we move forward; it's a store-by-store decision ultimately based on the projected economics of each individual store. But at this point I would say no significant change in our outlook there. Operator (Operator Instructions) Richard Jaffe, Stifel. Richard Jaffe - Stifel Nicolaus - Analyst Thanks very much, guys. I guess a couple of general questions. The fashion trends that you see working, particularly on the women's side, could you provide a little bit more color on what's working? Then just a follow on, if you could spend a minute on the outlet opportunity. Thank you. Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister From a Hollister perspective, Richard, we have actually had nice reaction to all tops categories. That is inclusive of knits, wovens, and sweaters as well as fleece. So we have had a pretty consistent reaction over the past few quarters and nice comp increases in those categories. As we mentioned in the last call and further today, positive comps for the first time in a very long time and two consecutive quarters of that. The customer is responding very nicely to the product that we are putting out there. Christos Angelides - Abercrombie & Fitch Co. - President, A&F and abercrombie kids From Abercrombie point of view, Richard, I would rather not callout specific fashion trends actually from a competitive sensitivity point of view, other than to say that primarily it's driven in the tops areas in the same respect as Hollister. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Richard, just on the outlet side. I would say overall we are taking a balanced approach to outlets. We're certainly pleased with the performance we are seeing in the converted MFO and the new MFO outlet stores. We do anticipate more conversions and openings in 2016, but obviously we are also mindful of the balance between our outlet stores and our full-price stores. So that will continue to be something to which we will pay close attention. 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Richard Jaffe - Stifel Nicolaus - Analyst Thank you. Operator Paul Lejuez, Citi. Paul Lejuez - Citi - Analyst Thanks, guys. On the improvement in international, just curious if that was driven more by better sales to local customers or has there been an increase in tourist shopping and spending in some of those locations? Then just secondly, curious about your initial thoughts on CapEx for next year. Thanks, guys. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Paul, on the international improvement, most of our business internationally is local, particularly in the mall-based stores. We obviously have some flagship stores in more tourist-based locations. But tourist business in our international business is a relatively small slice of the business overall, so predominantly that improvement has been driven by the local customer. I'll hand over to Joanne for the CapEx question. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO We are currently evaluating our CapEx budgets and we'll -- I can't report a lot today, but we're in the process of evaluating CapEx budgets in light of a lot of the projects that we have initiated this year; evaluating the performance. And those will all be included in the outlook that we provide at the end of the year. Paul Lejuez - Citi - Analyst Thanks. Jonathan, just to follow-up, can you share the performance of the flagships versus the mall stores internationally? Jonathan Ramsden - Abercrombie & Fitch Co. - COO We typically don't get into that level of detail. I would say, in terms of the overall impact of the comp of the flagship and tourist stores, it wasn't a material impact relative to the overall trend of the business. Paul Lejuez - Citi - Analyst Thanks, guys. Good luck. Operator Omar Saad, Evercore ISI. 19 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Unidentified Participant This is actually [Wes Covershed] on for Omar. Can you speak to your online business? I think you said it was up both international and in the US. I know you called out China, but can you speak -- give a little bit more color about the growth in the online? I think that that has been under a little bit of pressure. It seems like it has turned. Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - COO It was up both domestically and internationally. Again, we don't typically parse it out much more than that and we talked in the prepared remarks about strong growth in China as we lapped -- even after we've lapped the localization there. As you probably recall, about a year ago we went to local fulfillment and local translated websites in China and for Asia as a whole, and that gave us a very significant boost to the business, which has obviously also been augmented by the increased store presence, growing brand awareness in the region. Overall we saw growth across domestic and international, strong growth in China, and we typically dont parse it out much more than that. Operator Anna Andreeva, Oppenheimer. Janet Kloppenburg - JJK Research - Analyst Good morning. This is Janet Lynne on for Anna. We were hoping you could speak to some of the changes going on at the A&F brand and any more detail on the prototype remodels. Also, I know at A&F there has been some ongoing adjustments to pricing. If you could speak about the progress of these initiatives and maybe an update on other ways the new leadership is affecting the business. Thanks. Christos Angelides - Abercrombie & Fitch Co. - President, A&F and abercrombie kids In terms of the prototype, Janet, we have opened a couple of stores. They are more open in feel, slightly lighter in terms of the ambience, and we made adjustments to the way that we lay the product out. So far the results are encouraging, but it's very early days. In terms of pricing, pricing really is an ongoing thing that we look at on a continual basis. There's no strategic shift in pricing other than we have to be very mindful of our brand positioning and we have to be competitive. Then in terms of the organizational structure and people, quite a few hires obviously are now embedded in the business and they are all making an impact on the improvements that hopefully we will see in the brand next year. Janet Kloppenburg - JJK Research - Analyst Okay, great. If I could just sneak in a follow-up; I know you said traffic has been a challenge. What do you think -- I guess was with traffic stronger at A&F versus Hollister? Or what were your trends versus the mall? 20 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Jonathan Ramsden - Abercrombie & Fitch Co. - COO I think we were commenting on obviously across US retail in general mall traffic has been challenging. I don't think that is any breaking news, and that is something we have certainly experienced as well. In general, the improvement we've seen in our business has been from conversion rather than traffic so it's important for us going forward to start to drive more robust traffic, as Arthur alluded to in the opening comments. Janet Kloppenburg - JJK Research - Analyst Great, thank you so much. Operator Oliver Chen, Cowen and Company. Oliver Chen - Cowen and Company - Analyst Congrats on solid results. We just wanted to ask you regarding the balance of the assortment between some of the attractive price point essentials versus novelty; how do you feel about the evolution of that? Also, regarding the apparel execution, I'm just curious about how the integration has been amongst the categories as you become more and more of an outfitting, whole picture destination. Just wanted your thoughts there, thank you. Christos Angelides - Abercrombie & Fitch Co. - President, A&F and abercrombie kids Like you say, the balance of the assortment is an evolution. It's a continual process and it's something we change on a reactionary basis to what customers need. Essentials is a very important part of the mix, but so is more improved and a higher design content product. So all I can say really, Oliver, is that it's something that is a continual process. Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister From the Hollister perspective, it's part of our good/better/best pricing strategy and we are currently finding success, both with our entry level with the must-haves as well as our fashion offerings. It has been a nice balance between the two. Oliver Chen - Cowen and Company - Analyst Okay. And women's tops, it's really impressive that you've had good momentum there. What's next for that category? And is this early innings of this positive response that you are seeing? Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister We, too, are encouraged by the positive response. Clearly, as we've discussed several times today, our conversion has been up significantly, domestically and internationally, which signals that the customer likes what we're putting out there. And we'd like to believe that that will continue. Oliver Chen - Cowen and Company - Analyst Thank you, best regards. 21 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

Operator Lorraine Hutchinson, Bank of America Merrill Lynch. Lorraine Hutchinson - BofA Merrill Lynch - Analyst Thank you, good morning. Joanne, just looking at where currency rates are today and also taking into account your hedging, what kind of pressure do you expect on both the top line and the gross margin for next year? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Lorraine, some of that remains to be seen as we move through the quarter, but what we can see today: from a top-line perspective we do see the FX pressure abating, but still being a headwind, so abating from what we've seen in the prior few quarters. However, as you mentioned, the hedging benefits -- we had larger hedging benefits last year in the fourth quarter as we were just stepping into these rate declines that we don't expect to anniversary. So on the margin line we expect the FX headwinds to be very consistent with what we've seen for the prior quarters, but on the top line abating somewhat. Jonathan Ramsden - Abercrombie & Fitch Co. - COO In the fourth quarter. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO In the fourth quarter, right. Lorraine Hutchinson - BofA Merrill Lynch - Analyst Then as we move through next year, when do you expect that margin headwind to abate? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO There is obviously a big dependency on the exchange rates, so based on -- however, we do have some hedging benefit that we experienced pretty much throughout the year this year that we'll be up against next year. So obviously very much dependent on where the currency rates and how they move through the year, but we have a known headwind on the hedging benefits from this year going into next year. Lorraine Hutchinson - BofA Merrill Lynch - Analyst Thank you. Operator That does conclude our question-and-answer session and that is all the time that we have for today's conference call. We thank you for your participation. 22 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call

D I S C L A I M E R Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2015, Thomson Reuters. All Rights Reserved. 5850995-2015-11-20T21:33:01.243 23 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 20, 2015 / 1:30PM, ANF - Q3 2015 Abercrombie & Fitch Co Earnings Call